EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

HOME TREASURE FINDERS, INC.,

as Parent

HMTF MERGER SUB INC.,
as Buyer

ENERGY HUNTER RESOURCES, INC.,
as the Company

THE STOCKHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

GARY C. EVANS
as the Sellers’ Representative

Dated as of August 15, 2019

1

2

4.6	Litigation	13
4.7	Investment Intent	13
4.8	SEC Documents; Financial Statements	13
4.9	Absence of Certain Changes or Events	14
4.10	No Undisclosed Material Liabilities	14
4.11	Votes Required	14
4.12	Ownership and Operations of Merger Sub	14
4.13	Inapplicability of Takeover Statutes.	14
4.14	No Other Representations and Warranties	14
	ARTICLE V OTHER AGREEMENTS	15
5.1	Access and Information	15
5.2	Conduct of Business	15
5.3	Notification of Certain Matters	19
5.4	Further Assurances	20
5.5	Confidentiality	20
5.6	Publicity	21
5.7	No Trading	21
5.8	Litigation Support	22
ARTICLE VI CONDITIONS TO CLOSING		22
6.1	Conditions to Each Party’s Obligations	22
6.2	Conditions to Obligations of the Seller Parties	24
6.3	Conditions to Obligations of Buyer Parties	25
6.4	Frustration of Conditions	26
ARTICLE VII TERMINATION		26
7.1	Termination	26
7.2	Effect of Termination	27
7.3	Fees and Expenses	28
ARTICLE VIII INDEMNIFICATION		28
8.1	Survival	28
8.2	Indemnification by Company	29
8.3	Indemnification by Buyer Parties	29
8.4	Indemnification Procedures	29
8.5	Limitations on Indemnification	31
8.6	General Indemnification Provisions	32
8.7	Timing of Payment; Right to Set-Off	32
8.8	Exclusive Remedy	32
ARTICLE IX GENERAL PROVISIONS		32
9.1	Expenses	32

3

9.2	Notices	33
9.3	Sellers Not Authorized to Act on Behalf of Buyer	34
9.4	Severability	34
9.5	Assignment	34
9.6	No Third-Party Beneficiaries	34
9.7	Amendment; Waiver	34
9.8	Entire Agreement	35
9.9	Specific Performance	35
9.10	Governing Law; Jurisdiction; Waiver of Jury Trial	35
9.11	Interpretation	36
9.12	Mutual Drafting	36
9.13	Counterparts	36
9.14	Sellers’ Representative	37
9.15	Conflicts and Privilege	38
9.16	Dispute Resolution	39

Exhibits:
A	Definitions
B	Form of Series A Convertible Preferred Certificate of Designations

1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is entered into as of August 15, 2019, among:

(i)       Home Treasure Finders, Inc., a Colorado corporation (“Parent”),

(ii)       HMTF Merger Sub Inc., a Colorado corporation (“Buyer”, and together with Parent, the “Buyer Parties”),

(iii)       Energy Hunter Resources, Inc., a Delaware corporation (the “Company”),

(iv)       certain stockholders of the Company set forth on Schedule 3.4 hereto (collectively, the “Sellers”, and together with the Company, the “Seller Parties”), and

(v)       Gary C. Evans, in the capacity of the representative of the Sellers (“Sellers’ Representative”) in accordance with this Agreement.

Each of Parent, Merger Sub, Company, and Seller may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, Merger Sub shall cease to exist and the Company shall become a Subsidiary of Parent;

WHEREAS, Sellers own approximately 91% of the issued and outstanding shares of common stock of the Company, as of the date hereof;

WHEREAS, prior to the eventual consummation of the Merger, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding shares of common stock of the Company owned by Sellers on the Closing Date, subject to the terms and conditions set forth herein;

WHEREAS, the Parent Board has approved the issuance of shares of Parent’s Series A convertible preferred (the “Parent Series A Convertible Preferred”) as consideration for the Buyer’s purchase of Sellers’ shares of common stock in the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, certain capitalized terms used herein are defined in Exhibit A below.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1

Article I
PURCHASE OF COMPANY STOCK

1.1              Purchase of Company Stock. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Sellers will severally and not jointly sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Sellers, one hundred percent (100%) of the common stock of the Company owned by Sellers (the “Purchased Shares”), free and clear of any and all Liens, other than Permitted Liens.

1.2              Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the per share consideration to be paid by Buyer for the Purchased Shares (the “Share Purchase Price”) shall be 1 share of Parent Series A Convertible Preferred for each Purchased Share. In the aggregate, 6,328,948 shares of Parent Series A Convertible Preferred shall be issued for the Purchased Shares (the “Purchase Price”). Each share of Parent Series A Convertible Preferred shall (a) convert into 16 shares of common stock of the Parent, (b) possess full voting rights, on an as-converted basis, as the common stock of the Parent, and (c) have no dividend rate. The numbers in this Section 1.2 shall be subject to adjustment for any stock issuance, stock split, stock dividend, stock combination or other similar transactions, whether by the Parent or the Company.

Article II
CLOSING

2.1              Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Duane Morris LLP, 1540 Avenue of the Americas, New York, NY 10032, on the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at 4:00 pm (New York City time) or at such other date, time or place as Buyer, the Company and the Sellers’ Representative may agree. By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail or guaranteed delivery. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The Parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 12:01 a.m. (New York City time) on the Closing Date.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the disclosure schedules delivered by the Seller Parties to Buyer on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception without independent knowledge on the part of the reader regarding the disclosed exception), the Company, on behalf of itself and the Seller Parties, hereby represents and warrants to Buyer, unless otherwise specified, as of the date of this Agreement and the Closing Date, as follows:

2

3.1              Organization and Qualification. The Company is duly organized, validly existing and, as of the Closing Date, in good standing under the laws of the State of Delaware and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. The Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing individually or in the aggregate with any such other failures, would not be expected to be material to the Company; without limiting the foregoing, the Company is so licensed or qualified and in good standing in each jurisdiction listed on Schedule 3.1. The Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business. Since the Company’s inception, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of its assets. Schedule 3.1 lists all current directors and officers of the Company, showing each such Person’s name and position(s).

3.2              Authorization and Binding Effect; Corporate Documentation. Each Seller Party has full power and authority to enter into this Agreement and the Ancillary Documents to which it is, or is required to be, a party and to consummate the transactions contemplated he reby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller Party, including requisite board of directors and stockholder approval of the Company. Each of this Agreement and each Ancillary Document to which a Seller Party is or is required to be a party has been duly executed and delivered by each such Seller Party and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the enforceability thereof may be limited by the Permit ted Exceptions. The copies of the Governing Documents of the Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

3.3              Title to the Purchased Shares. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws), and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer’s payment of the Purchase Price payable at the Closing in accordance with Section 1.3, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

3.4              Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the beneficial and record owner of 6,328,948 issued and outstanding

3

common stock of the Company, with each Seller owning the shares of common stock in the Company set forth on Schedule 3.4. The Purchased Shares to be delivered by Sellers to Buyer constitute 82% of the issued and outstanding shares of common stock of the Company, as calculated on a fully diluted basis and 90.9% of the issued and outstanding shares as of the date duly and validly issued, (ii) are fully paid and nonassessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. Other than the 750,000 restricted stock grants under the Company’s 2016 Omnibus Incentive Stock Program (the “Incentive Program”) set forth on Schedule 3.4 which will fully vest at the time of Closing, there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any shares of common stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which a Seller Party is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in material compliance with all applicable foreign, state and federal securities Laws.

3.5              Subsidiaries. The Company does not have any Subsidiaries. The Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.6              Non-Contravention. Except as set forth on Schedule 3.6, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by any Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of the Company, (b) violate or conflict with any applicable Law or Order to which the Company or any Seller, their respective assets or the Purchased Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company or any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which a Seller or the Company is a party or by which a Seller or the Company, their respective assets or the Purchased Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares or any assets of the Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4

3.7              Financial Statements. (i) Attached to Schedule 3.7 as of the date hereof, are true and correct copies of the unaudited balance sheet and income statement for the Company as of and for the fiscal year ended December 31, 2018, and (ii) attached to Schedule 3.7 as of the Closing Date, the unaudited balance sheet of the Company as of June 30, 2019 and the related unaudited income statement for the six (6) fiscal month period then ended (such financial statements described in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements have been and will be prepared in accordance with the books and records of the Company, are (and will be) true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods specified therein. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls for a company of its current stage of development that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets, (iv) access to its assets is permitted only in accordance with management’s authorization, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.8              Absence of Liabilities. The Company does not have any Liabilities of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP except (a) Liabilities that are accrued and reflected on the balance sheet of the Company as of the date hereof, as of December 31, 2018, and as of the Closing Date, as of, June 30, 2019 (b) Liabilities that are listed on Schedule 3.8 (including, but not limited to any and all plugging and abandonment obligations known to or which remain the obligation of the Company, either as of the date hereof or at Closing, and which are otherwise not accounted for on the Financial Statements), (c) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since March 31, 2019, and (d) obligations to be performed after the date hereof under any Contracts which are disclosed on Schedule 3.16.

3.9              Absence of Certain Changes. Except as set forth on Schedule 3.9, since June 30, 2019, (a) the Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to the Company’s business, operations, condition (financial or otherwise), results of operations, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.9, since June 30, 2019, Company has not: (i) suffered any loss, damage, destruction or other casualty in excess of $50,000 in the aggregate, whether or not covered by insurance; (ii) sold, transferred, leased or otherwise disposed of any material assets (other than in the Ordinary Course of Business) or permitted or allowed any of its material assets to be subject to any Lien (other than the Permitted Liens); (iii) instituted, settled or agreed to settle any Action before any Governmental Authority; (iv) entered into or terminated any Contract that would be required to be disclosed on Schedule 3.16 other than in the Ordinary Course of Business; (v) instituted any increase in the compensation payable to any of its employees or under any Benefit Plan other than in the Ordinary Course of Business, or adopted any new Benefit Plans; (vi) made any capital expenditure or commitment therefore for additions to its property, facilities or equipment outside of the Ordinary Course of Business; (vii) made any change in any method of its accounting or accounting practices or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; or (viii) agreed or committed, whether in writing or otherwise, to take any action described in this Section 3.9.

5

3.10          Title to and Sufficiency of Assets. The Company has good and marketable title to all of its tangible assets, free and clear of all Liens other than (i) Permitted Liens, (ii) the SOHL Deed of Trust, and (iii) the LEP Deed of Trust. The assets of the Company constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company for use in the operation of the Company’s business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted. Immediately following the Closing, all of the tangible assets of the Company will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such tangible assets.

3.11          Real Property. Schedule 3.11 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease. Sellers have provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms (subject to the Permitted Exceptions) and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any Lease. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and the Company has not received written notice or, to the Knowledge of the Company, any other notice of any such condition. The Company has not waived any material rights under any Lease which would be in effect at or after the Closing. The Company is in quiet possession of the Leased Premises.

3.12          Intellectual Property. Except as set forth in Schedule 3.12, the Company has not (i) received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the business) or (ii) agreed to, or has a contractual obligation to, indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property Rights.

6

3.13          Compliance with Laws. The Company is in compliance with, and has complied since its inception, in all material respects with all Laws and Orders applicable to the Company, its assets, employees or business or the Purchased Shares. The Company has not received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation or non-compliance with applicable Laws.

3.14          Permits. The Company owns or possesses all right, title and interest in all material Permits required to own its assets and conduct its business as now being conducted. All material Permits of the Company are listed on Schedule 3.14 and are valid and in full force and effect, and the Company is in compliance in all material respects with the terms and conditions of all such Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than expiration or termination in accordance with the terms thereof. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

3.15          Litigation. Except as described on Schedule 3.15, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority since the Company’s inception, in either case of clauses (a) or (b), by or against the Company, any of its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business or assets or the Purchased Shares), the Company’s business or assets or the Purchased Shares. Since the Company’s inception, the Company’s current or former officers, senior management or directors have not been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.16          Contracts. Each of the Contracts listed in Schedule 3.16 (collectively, the “Material Contracts”) is valid and binding on the Company and in full force and effect and, assuming due execution and delivery by the other parties thereto, is enforceable in accordance with its terms by the Company. The Company is not in breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would result in material liability to the Company. To the Knowledge of the Company, (a) no other party to any Material Contract is in default thereunder and (b) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. The Company has not received notice of any termination or cancellation of any Material Contract and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract. The Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any material provision of any Material Contract. The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any material provision of any Material Contract. None of the parties to any Material Contract is renegotiating any material amounts paid or payable to or by the Company under such Material Contract or any other material term or provision thereof.

7

3.17          Tax Matters. Except as set forth on Schedule 3.17: (i) the Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the Company has complied in all material respects with all applicable Laws relating to Tax; (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no current Action against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (vii) there are no pending or ongoing audits of the Company’s Tax Returns by a Governmental Authority of which the Company has received notice thereof; (viii) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, with respect to Taxes that would apply to any Tax periods ending after the Closing Date; (ix) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (x) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company by any Governmental Authority which Tax remains unpaid; (xi) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xii) the Company has not granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) the Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder with respect to a change in accounting methods made prior to the Closing; (xiv) the Company is not a party to any Tax allocation or sharing agreement (other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax); (xv) there is no Contract or Benefit Plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which the Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) the Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be, required to be disclosed under Regulations Section 1.6011-4; (xvii) no Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xviii) the Company has not taken any action outside of the Ordinary Course of Business that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xix) the Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xx) the Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxi) no written power of attorney which is currently in force has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (xxii) no Seller is a “foreign person” for purposes of Section 1445 of the Code.

8

3.18          Environmental Matters. The Company has complied in all respects with all applicable Environmental Laws, and the Company has not received written notice or, to the Knowledge of the Company, other notice of any Actions pending or threatened against the Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. The Company has not had any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to the Company’s past or current properties, facilities or operation. There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company. The Company has not disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to the Company under or relating to Environmental Laws. To the Knowledge of the Company, the Company has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

3.19          Employee Benefit Plans.

(a)               Set forth on Schedule 3.19(a) is a true and complete list of each Benefit Plan. With respect to each Benefit Plan: (i) such Benefit Plan has been in all material respects operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof), in all material respects; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements. All Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to the Company, Buyer or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities (except for ordinary course termination expenses).

(b)               Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

9

(c)               No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise has any outstanding Liability under Title IV of ERISA and, to the Knowledge of the Company, no condition presently exists that is expected to cause such Liability to be incurred. The Company does not currently maintain or contribute to, or has ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. The Company is not or has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. The Company does not currently maintain or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(d)               With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(e)               Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 3.20(f). Each Section 409A Plan has been administered in all material respects in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code.

3.20          Employees and Labor Matters.

(a)               Schedule 3.20(a) sets forth a complete and accurate list of all employees of the Company as of the date of this Agreement and the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2018 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the fiscal year ending December 31, 2019. Except as set forth on Schedule 3.21(a), no employee is a party to a written employment agreement or contract with the Company and each is employed “at will”. The Company has paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any Law, custom, trade or practice.

10

(b)               Schedule 3.20(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person.

(c)               The Company is not a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of the Company.

3.21          Insurance. The Company has maintained since inception and now maintains insurance in amounts sufficient for its business, operations and assets and in such amounts and covering such risks as are usually carried by companies at the same stage of development, engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

3.22          Bank Accounts. Schedule 3.22 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company) (each, a “Bank Account”), in each case listing the type of Bank Account and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.23          No Brokers. No Seller or the Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.24          No Untrue Statements. No statement by the Company contained in this Agreement, any Schedule to this Agreement, any other document or certificate delivered pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein contained not misleading.

3.25          No Other Representations. Except for the representations and warranties set forth in this ARTICLE III, as modified by the Company Disclosure Schedules, the other Ancillary Documents and any certificate delivered pursuant hereto or thereto, the Seller Parties have not made nor make any representation or warranty, express or implied, written or oral, with respect to the Company, Sellers or the transactions contemplated by this Agreement and the other Ancillary Documents.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER parties

11

Except as set forth in (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Report on Form 10-Q for the period ended March 31, 2019, (the “Covered Parent SEC Disclosure”) or (ii) the disclosure schedules delivered by the Buyer Parties to the Seller Parties on the date hereof (the “Buyer Parties Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception without independent knowledge on the part of the reader regarding the disclosed exception) each of the Buyer Parties represents and warrants to the Seller Parties, as of the date of this Agreement and the Closing Date, as follows:

4.1              Organization and Qualification. Each of the Buyer Parties is duly formed, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Each of the Buyer Parties is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have or reasonably be expected to have a Buyer Party Material Adverse Effect.

4.2              Subsidiaries. Except as disclosed in Schedule 4.2, each Subsidiary of Parent is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Buyer Party Material Adverse Effect. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Buyer Party Material Adverse Effect. All outstanding equity interests in each Subsidiary of Parent have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights, purchase options, call options, rights of first refusal, subscriptions or any similar rights and are owned by Parent and are so owned free and clear of all Liens, except as would not, individually or in the aggregate, constitute a Buyer Party Material Adverse Effect.

4.3              Authorization. Each of Parent and Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which a Buyer Party is a party constitutes a legal, valid and binding obligation of each, enforceable against such Buyer Party in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

12

4.4              Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by a Buyer Party, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of either Parent or Buyer, (b) any Law or Order to which the Buyer Parties or any of their business or assets are bound or subject or (c) any Contract or Permit to which any of the Buyer Parties is a party or by which the Buyer Parties or any of their properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Party Material Adverse Effect.

4.5              No Brokers. Neither the Buyer Parties, nor any Representative of Buyer Parties on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.6              Litigation. There is no Action pending or, to the Knowledge of the Buyer Parties, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Parent, Buyer, or any of their respective officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Party Material Adverse Effect.

4.7              Investment Intent. Buyer is acquiring the Purchased Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Buyer understands that the Purchased Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.8              SEC Documents; Financial Statements. Parent has made available to the Seller Parties (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Parent with the SEC since January 1, 2016 (the “Parent SEC Documents”), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date pursuant to the federal securities Laws and the SEC rules and regulations thereunder. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Sarbanes-Oxley Act of 2002 and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, in each case, as in effect at such time, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC

13

Documents filed and publicly available prior to the date of this Agreement. No Subsidiary of Parent is required (by contract or applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Parent (including the notes thereto) included or incorporated by reference in the Parent SEC Documents (including the audited consolidated balance sheet of Parent as at December 31, 2018 (the “Parent Balance Sheet”) and the unaudited consolidated statements of income for the three months ended March 31, 2019) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, Liabilities and the consolidated financial position of Parent and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Parent and its Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, Parent has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

4.9              Absence of Certain Changes or Events. Except as disclosed in Schedule 4.9 and any Parent SEC Document filed after the Covered Parent SEC Disclosure, since the date of the Parent Balance Sheet, each of Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) a Buyer Party Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution; (iii) any amendment of any material term of any outstanding security of Parent; (iv) any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary; or (v) any change in any method or practice of financial accounting by Parent or any consolidated Parent Subsidiary other than any change after the date of this Agreement permitted by ARTICLE V.

4.10          No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no Liabilities of Parent or any of the Parent Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected on the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet as would not, individually or in the aggregate, constitute a Buyer Party Material Adverse Effect.

4.11          Votes Required. The affirmative vote of a majority of all the votes entitled to be cast by the holders of Parent Common Stock (the “Parent Stockholder Approval”) are the only votes or consents required of the holders of any class or series of the Parent Common Stock or other securities of or equity interests in Parent required to approve Buyer’s purchase of the Purchased Shares and the issuance of securities as contemplated by this Agreement.

4.12          Ownership and Operations of Merger Sub. Parent is the record owner of all of the outstanding capital stock of Buyer. Buyer was formed solely for the purpose of engaging in the transactions contemplated hereunder, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

14

4.13          Inapplicability of Takeover Statutes. Parent has taken all appropriate and necessary actions to exempt Buyer’s purchase of the Purchased Shares using the capital stock of Parent as consideration, this Agreement, and the other transactions contemplated thereby from the restrictions of any applicable provision of a Takeover Statute. No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to Buyer’s purchase of the Purchased Shares, this Agreement or the other transactions contemplated hereby.

4.14          No Other Representations and Warranties. Except for the representations and warranties set forth in this ARTICLE IV, as modified by the Buyer Parties Disclosure Schedules, the other Ancillary Documents and any certificate delivered pursuant hereto or thereto, neither Parent, Buyer, nor any of their respective Representatives has made nor make any representation or warranty, express or implied, written or oral, with respect to the transactions contemplated by this Agreement and the other Ancillary Documents, and each of Buyer and Parent hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer or Parent by any Person. The Buyer Parties acknowledge and agree that each has conducted to its satisfaction its own independent investigation of the condition, operations and Liabilities of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement and the other Ancillary Documents, the Buyer Parties have relied solely on the results of their own independent investigation and the express representations and warranties set forth in ARTICLE III, as modified by the Company Disclosure Schedules, the Ancillary Documents and any certificate delivered pursuant hereto or thereto.

Article V
OTHER AGREEMENTS

5.1              Access and Information. During the Interim Period, Sellers and the Company shall give, and shall direct their Representatives to give, Buyer and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Company, as Buyer or its Representatives may reasonably request regarding the Company and its respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with Buyer and its Representatives in their investigation; provided, however, that Buyer and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Buyer shall, and shall cause its Representatives to, abide by the terms of any reasonable confidentiality agreement with respect to such access and any information furnished to it or its Representatives.

15

5.2              Conduct of Business

(a)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), each of (x) the Company on the one hand, and (y) Parent on the other, shall, and shall cause each of their respective Subsidiaries to except as expressly contemplated by this Agreement, as required by applicable Laws, as set forth on Schedule 6.2, or to the extent consented to by the Parties in writing: (i) conduct its respective business, in all material respects, in the Ordinary Course of Business, (ii) not take any action except in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws, (iii) comply with all Laws applicable to their respective businesses, assets, directors, officers, employees, independent contractors, consultants, equity holders, agents, Representatives and Covered Persons, and (iv) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, business, operations, material assets, material rights, franchises, goodwill and relations with its customers, vendors, regulators, employees and other persons with which it has significant business or other relationships, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)               Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement, as required by applicable Laws or as set forth on Schedule 5.2, during the Interim Period, the Parties shall not:

(i)                    amend, waive or otherwise change, in any respect, its Governing Documents;

(ii)                 authorize for issuance, issue, grant, sell, pledge, dispose of, subject to any Lien, or propose to issue, grant, sell, pledge or dispose of or subject to any Lien, any of its equity securities, voting interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, voting interests or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;

(iii)               adjust, split, combine, recapitalize or reclassify any of its shares, securities, voting interests, or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

16

(iv)                declare, set aside or pay any dividend or distribution payable in cash, securities or property in respect of capital stock;

(v)                  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $10,000 (individually or in the aggregate);

(vi)                make a loan or advance to or investment in any Person (including, without limitation, any Affiliate, or any of their respective employees, shareholders, officers, directors, and/or any third party), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in any amount;

(vii)             (A) increase the wages, salaries, benefits or compensation of its employees, consultants or independent contractors other than in the Ordinary Course of Business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, independent contractor or consultant outside of the ordinary course of business, (C) increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice or (D) grant any new awards or benefits to any director, officer, employee, independent contractor or consultant;

(viii)           (A) hire or engage the services of any officer, employee, independent contractor or consultant, except any such person already engaged or any new officer, employee, independent contractor or consultant reasonably necessary to continue to operate the businesses of each of the Company and Parent in the Ordinary Course of Business, (B) enter into any employment, severance or other Contract with any officer, employee, independent contractor or consultant; (C) grant or provide any severance or termination payments or benefits to any director, officer, employee, independent contractor or consultant, or (D) discretionarily accelerate the vesting or payment of any equity or equity-based award held by any director, officer, employee, independent contractor or consultant;

(ix)                make any material changes in work force;

(x)                  make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(xi)                transfer or exclusively license to any Person any Intellectual Property owned by or exclusively licensed to any Party, or materially amend or modify, permit to lapse or fail to preserve any Registered IP, Licensed IP or other Intellectual Property that is material to the business of a Party, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

17

(xii)             (A) enter into, amend in any material respect or terminate any Contract which is material to a Parent or the Company, other than in the Ordinary Course of Business; or (B) waive or assign any material right under, any material Contract or enter into any Contract that would be a material Contract outside of the Ordinary Course of Business;

(xiii)           cancel, release or assign any Indebtedness to any Person, or any claims held by any such Person, except pursuant to contracts or agreements in force at the date of this Agreement;

(xiv)            introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, other than in the Ordinary Course of Business;

(xv)              fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xvi)            establish any Subsidiary or alter its business as currently operated, establish any new line of business or enter into any business other than the business as currently operated;

(xvii)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xviii)       revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP (for the avoidance of doubt, this shall not include any “discontinued operations” or assets “held for sale” of or by the Company);

(xix)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, any of the respective Parties or any of their respective Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in such Party’s financial statements;

(xx)              close or materially reduce its activities, or effect any material change, at any of its facilities;

18

(xxi)            (A) acquire or enter into any agreement to acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business consistent with past practice or (B) adopt or implement any equityholder rights plans;

(xxii)         make capital expenditures in excess of $10,000 individually for any project (or set of related projects), or $25,000 in the aggregate;

(xxiii)       (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) liquidate, dissolve, merge or consolidate with or into any other Person, restructure, recapitalize or otherwise reorganize or make other changes in the capital structure of either Parent or the Company;

(xxiv)        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $10,000 individually or $25,000 in the aggregate other than pursuant to the terms of a material Contract or Benefit Plan;

(xxv)          sell, lease, license, transfer, exchange or swap, mortgage pledge, encumber (including securitizations), or otherwise dispose of any of its properties, assets or rights or any portion thereof (for the avoidance of doubt, this limitation shall not apply to any “discontinued operations” or assets “held for sale” of or by the Company provided that the proceeds of such disposal or sale remain in the Company);

(xxvi)        except as otherwise set forth herein, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of a Party;

(xxvii)     take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxviii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice) except as otherwise set forth herein;

(xxix)        take any action which would reasonably prevent or conflict with the consummation of the transactions contemplated by this Agreement; or

(xxx)          authorize, agree or otherwise commit to do or take any of the foregoing actions.

(c)               During the Interim Period, notwithstanding any of the foregoing to the contrary, the Parties agree to work together, at the sole expense of the Company and subject to the sole direction of the Company and Seller Parties, to take all necessary action to ensure that as soon as reasonably practicable, but no later than the Closing Date, each of the following actions occur:

(i)                    Take such corporate action as necessary to initiate a corporate name of Parent change to a name mutually agreed upon prior to the date hereof between Parent and the Seller Parties;

(ii)                 Commence the process with the Financial Industry Regulatory Authority and OTC Markets LLC to change the ticker symbol of Parent in conformity with such agreed upon name change;

19

(iii)               Initiate the process to amend Parent certificate of incorporation, to the extent reasonably requested by the Seller Parties, and to re-domicile its state of incorporation to a state determined by the Seller Parties in their sole discretion;

(iv)                Take such other actions as reasonably necessary, in consultation with OTC Markets LLC, for Parent to commence being quoted on the OTC QB quotation system; and

(v)                  To raise such additional capital on behalf of the Parent for additional working capital and capital expenditures, as the Parties may reasonably determine. For the avoidance of doubt, any capital raised by the Parent during the Interim Period shall not impact the number of shares of Parent Series A Convertible Preferred issued and the conversion ratio set forth set forth in Section 1.2.

5.3              Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in ARTICLE VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached; provided, however, that if a Party has the right to, but does not elect to, terminate this Agreement or begin procedures to terminate this Agreement (including by providing the written notice required by Section 7.1(d) or 7.1(e), as applicable) within five (5) Business Days of its receipt of such notice, then such party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

5.4              Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, at the sole cost and expense of the requesting Party (unless otherwise specified herein or unless such requesting Party is entitled to indemnification therefor under ARTICLE VIII in which case, the costs and expense will be borne by the Parties as set forth in ARTICLE VIII).

20

5.5              Confidentiality. Each of the Seller Parties and Buyer Parties will, and will cause their respective Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the other Party’s prior written consent; (b) in the event that a Party becomes legally compelled to disclose any Confidential Information, to provide the other Parties with prompt written notice of such requirement so that such other Party may seek a protective order or other remedy or waive compliance with this Section 5.5; (c) in the event that such protective order or other remedy is not obtained, or such other Party waives compliance with this Section 5.5, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to such other Party any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information which, at the time of disclosure by a Party or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Party or its Representatives. Notwithstanding anything else herein, each Party shall be permitted to disclose the transactions contemplated in this Agreement and the Ancillary Documents to (i) any Person for whom consent, notice, waiver or approval is required in connection with such transactions, solely for the purpose of satisfying such consent, notice, waiver or approval requirement, (ii) their Representatives, (iii) their stockholders, limited partners and other holders of securities, (iv) the courts, the Independent Expert or an arbitrator pursuant to Sections 1.5, 8.4 and 9.10, (v) any Tax Governmental Authority in connection with any tax audit, examinations or other similar tax Action involving any tax return or tax matter, and (vi) any Governmental Authority to the extent necessary or advisable in compliance with Law.

5.6              Publicity.

(a)               No Party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Sellers, as required by applicable Law after conferring with Buyer concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law or securities listing or trading requirement.

(b)               Notwithstanding the foregoing in Section 5.6(a), Buyer and its Affiliates shall have the right to issue a press release announcing the execution of this Agreement (the “Signing Press Release”); provided that the contents of such Signing Press Release shall be

21

mutually agreeable to the parties. Promptly after the issuance of the Signing Press Release, Buyer and its Affiliates shall have the right to file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Sellers’ Representative may review and comment upon prior to filing (and Buyer shall consider such comments in good faith). After the Closing (but in any event within four (4) Business Days thereafter), Buyer and its Affiliates shall have the right to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”); provided that the contents of such Closing Press Release shall be mutually agreeable to the Parties. Promptly after the issuance of the Closing Press Release, Buyer and its Affiliates shall have the right to draft and file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws for which the Sellers’ Representative shall be required to provide substantive input in the drafting thereof.

5.7              No Trading. The Company and the Sellers acknowledge and agree that each is aware, and that the Company’s Affiliates are aware (and to the Knowledge of the Seller Parties each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and each Seller hereby agree that, while such Party is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Buyer), communicate such information to any third party, take any other action with respect to the Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8              Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times during normal business hours and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VIII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VIII).

Article VI
CONDITIONS TO CLOSING

22

6.1              Conditions to Each Party’s Obligations. The obligations of each party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Sellers and Buyer of the following conditions:

(a)               Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(b)               No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(c)               Parent Series A Convertible Preferred Certificate of Designations. The Company and the Parent shall have agreed upon the form of the Parent Series A Convertible Preferred Certificate of Designations, pursuant to which, Parent shall issue Parent Series A Convertible Preferred as consideration for Buyer’s purchase of the Purchased Shares. The Parent Series A Convertible Preferred Certificate of Designations shall be attached hereto as Exhibit B and filed with the Colorado Secretary of State prior to the Closing Date.

(d)               Wiegand Purchase Documents. The Company, the Parent, and Corey Wiegand shall have entered into documentation (the “Wiegand Purchase Documents”) pursuant to which Corey Wiegand (“Wiegand”) shall purchase the Legacy Business from the Parent for $160,000.00 (“Legacy Purchase Price”). Wiegand, at his sole discretion, shall be permitted to pay the Legacy Purchase Price by the payment of cash, by exchanging shares of common stock of the Parent held by Wiegand as of the date hereof in an amount equal to the Legacy Purchase Price or a combination of cash and stock. Such shares and/or cash used by Wiegand to purchase the Legacy Business shall then be dividended, on a pro rata basis, as a one-time special stock and/or cash dividend to the stockholders of record of the Parent (other than Wiegand) as of the close of trading on the OTC Markets on the trading day immediately prior to the Closing Date. Each Wiegand share used to pay the Legacy Purchase Price shall be valued using the “volume weighted average price” or “VWAP” for each trading day occurring during a 30-calendar day period commencing on the first day following the Signing Announcement (the “Sample Period”). Each trading day during the Sample Period, the execution price and volume, as available from OTC Markets, will be utilized to compute the VWAP for that day, unless the VWAP is otherwise available and published by Bloomberg L.P. under the heading “Bloomberg VWAP” or any successor page. Notwithstanding this method of establishing the price per share value, the minimum price per share value shall not be less than $.065 and the maximum price per share value shall not exceed $.37, the most recent 52-week low and high price respectively. The consummation of the sale of the Legacy Business under the Wiegand Purchase Documents shall occur on the Closing Date immediately prior to Buyer’s purchase of the Purchased Shares. Should the Closing Date precede the final determination of the share valuation price as set forth above, an adequate number of Wiegand shares shall be escrowed to cover the minimum share valuation until such time as the final determination of the number of shares necessary to pay the Legacy Purchase Price at which time that number of shares shall be delivered to the Parent transfer agent for the dividend distribution as set forth herein and the balance returned to Wiegand. The Parties acknowledge and agree that the Legacy Business Purchase Price was determined by a standard valuation in the Colorado real estate industry of the value of management contracts on rental properties multiplied the number of units under management then adding the value of the eight real estate agents whose contracts are being acquired as part of the Legacy Business.

23

(e)               Contingent Liability Earnout Payment Documents. The Company and the Parent shall have entered into documentation (the “Parent Contingent Earnout Documents”) pursuant to which the Parent shareholders of record on the day before the Closing shall be entitled to receive one-half of the net proceeds on an as-received basis from an enforced, final non-appealable judgment from any litigation arising out of the Commercial Lease Default. For the avoidance of doubt, such proceeds shall be net of all litigation and enforcement cost and expenses incurred by the Company, the Parent, and any affiliates or subsidiaries. The Parent and the Company confirm their intent to pursue this litigation commencing within a reasonable time subsequent to the Closing. Additionally, the new management of the combined Parties agree to consult with Wiegand on a regular basis during the litigation and Wiegand agrees to cooperate in all reasonable regards in supporting that litigation.

(f)                Retention of auditor. The Parent shall have retained the services of a PCAOB-registered audit firm selected by the Company, in its sole discretion. The Company shall have paid, or shall have reimbursed the Parent for, any retainer required by such audit firm. Such audit firm shall have confirmed to the Parent and the Company that all financial statements required to be filed in any Exchange Act report necessary in connection with the consummation of the transactions contemplated hereunder shall be completed on a timely basis.

(g)               Note Extension, Refinance, or Repayment. In connection with that certain Promissory Note, dated as of September 15, 2015, made by J Done LLC in favor of Thomas S. Yang (as amended, the “Yang Note”), the Parties shall have entered into an agreement to either extend, refinance, or repay the Yang Note, which in any case shall release Wiegand for any personal liability.

6.2              Conditions to Obligations of the Seller Parties. In addition to the conditions specified in Section 6.1, the obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)               Representations and Warranties. All of the representations and warranties of the Buyer Parties set forth in this Agreement and in any certificate delivered by Buyer pursuant hereto, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Buyer Parties.

(b)               Agreements and Covenants. Buyer Parties shall have performed in all material respects all of the Buyer Parties’ obligations and complied in all material respects

24

with all of the Buyer Parties’ agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               Closing Deliveries by Buyer Parties. At or prior to the Closing, Buyer Parties’ will deliver or cause to be delivered to Seller Parties the following, each in form and substance reasonably acceptable to the Seller Parties:

(i)                    a certificate, dated the Closing Date, signed by an executive officer of the Parent in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b);

(ii)                 a certificate from its secretary or other executive officer of Parent certifying as to, and attaching, (A) copies of Buyer’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a Buyer Party is or is required to be a party or otherwise bound;

(iii)               Wiegand shall have provided the Seller Parties and the Parent with a full satisfaction and release upon receipt of a wire from Seller Parties to Wiegand in the amount of $78,288.96 to Wiegand as satisfaction of accrued wages, bonuses, and commissions owed by the Parent to Weigand;

(iv)                resignations effective immediately upon Closing of the directors and officers of Parent in their capacities as directors and/or officers, as requested by Seller; and

(v)                  a good standing certificate for the Parent certified as of a date no later than thirty (30) days prior to the Closing Date from the proper state official in its jurisdiction of organization and each other jurisdiction set forth on Schedule 3.1..

6.3              Conditions to Obligations of Buyer Parties. In addition to the conditions specified in Section 6.1, the obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Parent) of the following conditions:

(a)               Representations and Warranties. All of the representations and warranties of the Seller Parties set forth in this Agreement and in any certificate delivered by the Sellers or the Company shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Seller.

25

(b)               June 30, 2019 Financial Statements. Parent shall have received the financial statements described in section 3.7 above and had the opportunity to discuss same with the Sellers’ Representative and the Company internal accounting staff and consultants.

(c)               Closing Form 8-K. The Company along with their legal and accounting representatives shall have prepared the closing form 8-K and provided the final draft to the Parent for review and approval. The Sellers’ Representative acknowledges that this requirement is founded on the need for the Parent management to get comfort relative to the new business of the Company including the formal plan of operation and the source of financing for those operations on a going forward basis as disclosed to the general public through the SEC website. The Parent representatives shall have a reasonable period of time not exceeding five Business Days to review the form of 8-K ask questions and provide its approval which shall not be unreasonably withheld.

(d)               Agreements and Covenants. The Company and each Seller shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by any of them on or prior to the Closing Date.

(e)               No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(f)                Closing Deliveries by Seller Parties. At or prior to the Closing, the Seller Parties will deliver or cause to be delivered to the Buyer Parties the following, each in form and substance reasonably acceptable to the Buyer Parties:

(i)                    Evidence of a completed wire from Seller Parties to Wiegand in the amount of $78,288.96 as satisfaction of accrued wages, bonuses, and commissions owed by the Parent to Weigand;

(ii)                 a certificate, dated the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b) solely by the Company;

(iii)               a certificate from the Company’s secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Company’s stockholders and the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound;

(iv)                Stock powers duly executed in blank and in a form reasonably acceptable to Buyer necessary to transfer the Purchased Shares to Buyer on the books and records of the Company;

(v)                  the required notices, consents, Permits, waivers authorizations, orders and other approvals listed in Schedule 6.3(d)(iv), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived; and

26

(vi)                a good standing certificate for the Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper state official in its jurisdiction of organization and each other jurisdiction set forth on Schedule 3.1.

6.4              Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to any Seller or any Company) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION

7.1              Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)               by mutual written consent of Buyer and the Sellers’ Representative;

(b)               by written notice by Buyer or the Sellers’ Representative if any of the conditions to the Closing set forth in ARTICLE VI have not been satisfied or waived by October 1, 2019 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if the breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)               by written notice by either Buyer or the Sellers’ Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)               by written notice by Sellers’ Representative, if (i) there has been a material breach by any of Buyer Parties of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of any of Buyer Parties shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a), (b), (c) , or Section 6.2(d) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Sellers’ Representative or (B) the Outside Date; provided that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time any Seller or the Company is in material breach of this Agreement; or

27

(e)               by written notice by Buyer, if (i) there has been a material breach by any Seller or the Company of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(d) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Buyer or (B) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time either (x) Buyer is in material breach of this Agreement or (y) Seller and/or the Company are working diligently and continuously in good faith to cure such and such breach is capable of being cured in a reasonable and limited additional amount of time beyond either (A) or (B);

(f)                by written notice by Buyer if there shall have been a Material Adverse Effect on the Company following the date of this Agreement; or

(g)               by written notice of Sellers’ Representative if there shall have been a Material Adverse Effect on the Parent following the date of this Agreement.

7.2              Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable party to the other applicable parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party shall cease, except: (i) Sections 5.5 (Confidentiality), 5.6 (Publicity), 5.7 (No Trading), 7.3 (Fees and Expenses), ARTICLE IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud claim against such party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3              Fees and Expenses. In the case of a termination in accordance with Section 7.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party hereto or any of its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

28

Article VIII
INDEMNIFICATION

8.1              Survival. All representations and warranties of Company, on behalf of itself and the Seller Parties, and Buyer Parties contained in this Agreement and any Ancillary Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until 11:59 p.m. mountain time on the one-year anniversary of the Closing Date. For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 8.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All pre-Closing covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall expire and be of no further force or effect as of the Closing. All other covenants, obligations and agreements that are to be performed after the Closing shall survive the Closing and continue until fully performed in accordance with their terms or, if no such term is expressly contemplated, the date which is the expiration of all applicable statute of limitations related to the underlying subject matter of such covenants, obligations and agreements. For avoidance of doubt, the Parties agree that for matters, disputes, and claims governed by Delaware law under this Agreement and the Ancillary Documents such documents shall not give effect to Section 8106(c) of the Delaware code.

8.2              Indemnification by Company. Except as otherwise limited by this ARTICLE VIII, the Company shall indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse Buyer Indemnified Parties for, any and all losses, Actions, Orders, liabilities, damages (including consequential damages), Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by a Seller Party in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of a Seller Party or, at or prior to the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement; or (c) any Action by Person(s) who were holders of equity securities of the Company, including stock options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

29

8.3              Indemnification by Buyer Parties. Except as otherwise limited by this ARTICLE VIII, Buyer Parties shall indemnify, defend and hold harmless each Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer or Parent in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by Buyer or Parent hereto in connection with or pursuant to this Agreement; or (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer or Parent, or, after the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by Buyer or Parent hereto in connection with or pursuant to this Agreement.

8.4              Indemnification Procedures.

(a)               For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 8.2 or 8.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions. Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ Representative will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE VIII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b)               In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Buyer, the applicable third party claimant is a Governmental Authority or a then-current material customer of Buyer, the Company or any of their respective Affiliates; (iii) if the Indemnitor is Buyer, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, the Company or their respective Affiliates; (iv) outside counsel to the Indemnitee has informed Indemnitee that there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (v) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; or (vi) such claim is criminal in nature, could

30

reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 8.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned and the Indemnitor shall not be responsible for any additional Losses above the compromise or settlement amount to the extent the Indemnitee withholds its consent. The Indemnitee will have the right to participate in the defense of any claim with a counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c)               In order to be valid, any indemnification claim that does not arise from a third-party claim must be asserted in good faith by a written notice to the Indemnitor setting forth: (i) that Indemnitee has directly or indirectly incurred, paid, sustained, reserved or accrued, or reasonably anticipates that it may directly or indirectly incur, pay, sustain, reserve or accrue, Losses, (ii) with reasonable specificity the amount claimed and (iii) the underlying facts, in reasonable detail, supporting such claim to the extent then known by the Indemnitee, including the basis for such anticipated liability and the nature of the breach to which such Losses are related (including the clause of ARTICLE VIII giving rise to the indemnity obligation). The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the Indemnitor does not respond within thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the Indemnitor responds in such thirty (30) day period and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement (subject to Section 9.16), any other Ancillary Documents or applicable Law.

31

8.5              Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under Section 8.2 or 8.3, as the case may be: (w) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (x) to the extent Losses, in the aggregate, incurred by the Buyer Indemnified Parties or by the Seller Indemnified Parties, as applicable, exceed an amount equal to Two Hundred Thousand Dollars ($200,000) (the “Indemnification Cap”); and (y) unless and until the actual Losses of the Buyer Indemnified Parties, collectively, or the Seller Indemnified Parties, collectively, as applicable, exceed an aggregate amount equal to Fifty Thousand Dollars ($50,000) (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) in excess of the Basket; provided, however, that the Basket and the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (ii) indemnification claims based in whole or in part upon Fraud. Losses shall not include any exemplary or punitive damages, except in each case to the extent actually awarded to a third-party who is not a party to this Agreement or an Affiliate of a party to this Agreement. Indemnitee shall take commercially reasonable efforts to mitigate any of its Losses promptly upon becoming aware of any event that would reasonably be expected to, or does, give rise to Losses that are indemnifiable hereunder, in each case, to the same extent as it would if such Losses were not subject to indemnification hereunder. Any Losses for which an Indemnitee is entitled to indemnification under this ARTICLE VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, agreement or otherwise. In addition, notwithstanding anything to the contrary in this Agreement, the Sellers shall not be liable for (i) any Taxes of the Company incurred after the Closing or (ii) any Taxes resulting from an election made under Code Section 338 or under any comparable provisions of any other state, local or foreign laws with respect to the purchase of the Purchased Shares pursuant to this Agreement.

8.6              General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE VIII, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any. No Seller will have any right to seek contribution from the Company or Buyer with respect to all or any part of such Seller’s indemnification obligations under this ARTICLE VIII. The Buyer Indemnified Parties will not make any claim against the Sellers in respect of any representation, warranty, covenant or any other obligation of the Company to Buyer hereunder or under any Ancillary Document to which the Company is a party, and may solely seek action against the Company.

32

8.7              Timing of Payment; Right to Set-Off. Any indemnification obligation of an Indemnitor under this ARTICLE VIII will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 8.4.

8.8              Exclusive Remedy. Except with respect to Actions arising out of or relating to Fraud, each of the parties hereto expressly acknowledges and agrees that the indemnification provisions set forth in this ARTICLE VIII shall be the sole and exclusive remedy of the Parties with respect to any breaches of the representations, warranties, covenants, or agreements set forth in this Agreement or any of the certificates and instruments to be executed or delivered in connection with or pursuant to this Agreement. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

Article IX
GENERAL PROVISIONS

9.1              Expenses. Subject to the provisions of Section 9.12, Buyer will bear its own expenses incurred in connection with this Agreement, including any related broker’s or finder’s fees, and the Seller Parties will bear their respective fees and expenses, including any related broker’s or finder’s fees, for periods on or before the Closing Date. Sellers agree that the fees and expenses of the Seller Parties for periods on or before the Closing Date will be paid by Sellers. Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any costs and expenses incurred by the Sellers’ Representative on their behalf, subject to the provisions of this Agreement.

9.2              Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, not to be withheld) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Sellers’ Representative, any Seller or,
prior to the Closing, the Company, to:

Gary C. Evans

Energy Hunter Resources, Inc.
P.O. Box 540308

Dallas, TX 75354
Telephone No: (214) 533-6565

Email: gevans@energyhunter.energy

with copies (which will not constitute notice) to:

Duane Morris LLP
1540 Broadway
New York, New York 10036
Attention: Dean Colucci
Facsimile No.:
Telephone No.: (973) 424-2020

Email: dmcolucci@duanemorris.com

33

If to Buyer to:

HMTF Merger Sub Inc.
4045 Pecos St. Suite 110
Denver, CO. 80211
Attention: Corey Wiegand
Telephone No.: (720) 273-2398

Email: hometreasurefinder@gmail.com

If to Parent to:

Home Treasure Finders Inc.
4045 Pecos St. Suite 110
Denver, CO. 80211
Attention: Corey Wiegand
Telephone No.: (720) 273-2398

Email: hometreasurefinder@gmail.com

with copies (which will not constitute notice) to:

Roger V. Davidson, Esq.

2540 Westward Dr.

Lafayette, CO 80026

Telephone No.: 303-449-3397

Email: rogetd@comcast.net

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.3              Sellers Not Authorized to Act on Behalf of Buyer. In the event that a Seller becomes a director, officer, employee or other authorized agent of Buyer or its Affiliates (including, after the Closing, the Company), such Seller shall have no authority, express or implied, to act or make any determination on behalf of Buyer or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

9.4              Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

34

9.5              Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 9.5 will be null and void ab initio.

9.6              No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

9.7              Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

9.8              Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

9.9              Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent, Buyer, the Company and the Sellers’ Representative shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

35

9.10          Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to the provisions and limitations set forth in Sections 8.8 and 9.16, for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within City and County of Denver, State of Colorado, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS. FOR THE AVOIDANCE OF DOUBT, IT IS THE INTENT OF THE PARTIES THAT ALL DISPUTES (AS DEFINED BELOW) SHALL BE RESOLVED PURSUANT TO THE PROVISIONS OF SECTION 9.16.

9.11          Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any status includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement.

36

9.12          Mutual Drafting. The Parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof. Notwithstanding any of the foregoing, the Company acknowledges and agrees that it will be responsible for all reasonably incurred and documented legal and accounting expenses of the Parent related to the negotiation, execution, and delivery of this Agreement and the Ancillary Documents and the payment shall be made immediately after closing for all such fees and expenses that have been presented to Sellers’ Representative by that time.

9.13          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

9.14          Sellers’ Representative.

(a)               By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Gary C. Evans (in such capacity, the “Sellers’ Representative”) as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Sellers’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents, including: (i) agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Price; (ii) direct the distribution of the Purchase Price among Sellers; (iii) act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers any indemnification claim made by or against Sellers, if any; (iv) act for Sellers with respect to all post-Closing matters; (v) terminate, amend or waive any provision of this Agreement; provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Sellers’ Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature; (vi) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Sellers’ Representative and to rely on their advice and counsel; (vii) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receive all or any portion of the Purchase Price and to distribute the same to Sellers according to this Agreement; (ix) sign any releases or other documents with

37

respect to and dispute or remedy arising under this Agreement or the Ancillary Documents; and (x) do or refrain from doing any further act or deed on behalf of Sellers which the Sellers’ Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. The Sellers’ Representative hereby accepts his or her appointment and authorization as the Sellers’ Representative under this Agreement.

(b)               The appointment of the Sellers’ Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer, the Company and any other Buyer Indemnified Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers’ Representative as the acts of Sellers hereunder or any Ancillary Document to which it they are a party. Each Buyer Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative as to (i) the settlement of any claims for indemnification by a Buyer Indemnified Party pursuant to ARTICLE VIII hereof, (ii) any payment instructions provided by the Sellers’ Representative or (iii) any other actions required or permitted to be taken by the Sellers’ Representative hereunder, and no Seller Indemnified Party shall have any cause of action against any Buyer Indemnified Party for any action taken by a Buyer Indemnified Party in reliance upon the instructions or decisions of the Sellers’ Representative. No Buyer Indemnified Party shall have any liability to Sellers for any allocation or distribution among Sellers by the Sellers’ Representative of payments made to or at the direction of the Sellers’ Representative.

(c)               The Sellers’ Representative will act for Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of Sellers, but the Sellers’ Representative will not be responsible to Sellers for any loss or damage that any Seller may suffer by reason of the performance by the Sellers’ Representative of such Sellers’ Representative’s duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Sellers’ Representative’s duties under this Agreement. Sellers do hereby severally and not jointly agree to indemnify and hold the Sellers’ Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Sellers’ Representative’s duties under this Agreement, except for any such liability arising out of the fraud, gross negligence or willful misconduct of the Sellers’ Representative. The Sellers’ Representative will be entitled to the payment from the Sellers of all his or her expenses incurred as the Sellers’ Representative. No bond shall be required of the Sellers’ Representative.

38

(d)               If the Sellers’ Representative shall die, become disabled, resign or otherwise be unable to fulfill his or her responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify Buyer in writing of the identity of such successor. Any such successor shall be appointed by the written consent of Sellers, and any successor so appointed shall become the “Sellers’ Representative” for purposes of this Agreement. A vacancy in the position of Sellers’ Representative may be filled by the vote of Sellers holding a majority in interest of the Escrow Accounts.

(e)               All notices or other communications required to be made or delivered by Buyer to a Seller pursuant to this Agreement shall be made to the Sellers’ Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Sellers’ Representative (except for a notice under Section 9.14(d) of the replacement of the Sellers’ Representative).

(f)                After the Closing, Buyer shall afford the Sellers’ Representative and its Representatives reasonable access (electronically to the greatest extent possible) during business hours and with prior notice to the Buyer, during the period from the date of receipt of a written notice for indemnity until all claims related to such notice are resolved to the books, records and working papers of Buyer and its Affiliates related to such indemnity claim, each of their respective personnel and any other information of Buyer or its Affiliates that the Sellers’ Representative reasonably requests relating to the such indemnity claims, and Buyer and its Affiliates shall cooperate with the Sellers’ Representative and its Representatives in connection therewith.

9.15          Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Sellers’ Representative has retained Duane Morris LLP (“DM”) to act as its counsel in connection with the transactions contemplated hereby. Buyer hereby agrees that in the event of a dispute under this Agreement, the Ancillary Documents and the documents and instruments contemplated hereby and thereby related to the transactions contemplated hereby or thereby that arises after the Closing between Buyer Indemnified Parties, on the one hand, and the Sellers’ Representative and Sellers, on the other hand, DM may represent the Sellers’ Representative and/or Sellers in such dispute even though the interests of the Sellers’ Representative and/or Sellers may be directly adverse to the Buyer Indemnified Parties, and even though DM may have represented the Company in a matter substantially related to such dispute; provided, however, this sentence shall not apply if and to the extent (a) DM is then representing the Buyer Indemnified Parties and (b) such representation of such member of the Buyer Indemnified Parties would require DM to either refrain from representing the Sellers’ Representative and/or Sellers or obtain the informed consent of the Sellers’ Representative and/or Sellers and the applicable member of the Buyer Indemnified Parties under applicable Laws or applicable ethical standards governing attorney conduct. Buyer further agrees that, as to all communications among DM, the Company, the Sellers’ Representative and/or any Seller that relate in any way to the transactions contemplated hereby or a similar transaction prior to the Closing (the “Protected Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Protected Communications (the “Associated Rights”) belong to the Sellers’ Representative and Sellers and may be controlled by the Sellers’ Representative and Sellers and shall not pass to or be claimed by Buyer, the Company (after Closing) or any of their Subsidiaries;

39

provided, however, the parties hereto expressly agree that the Protected Communications and Associated Rights shall not include any communications at or prior to the Closing among DM, the Company, the Sellers’ Representative and/or any Seller: (i) relating to (A) the pre-Closing operation by the Company of its business other than the negotiation of the transactions contemplated hereby or a similar transaction prior to the Closing or (B) Fraud (whether related to the negotiation of the transactions contemplated hereby or a similar transaction prior to the Closing or otherwise); or (ii) with respect to which the attorney-client privilege could not validly be asserted by the Company prior to the Closing. Notwithstanding the foregoing, (x) in the event that a dispute arises between Buyer Indemnified Parties, on the one hand, and a third party other than the Sellers’ Representative or a Seller, on the other hand, Buyer Indemnified Parties may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Buyer Indemnified Parties may not waive such privilege without the prior written consent of the Sellers’ Representative and (y) if Buyer is legally required by order of a Governmental Authority to access or obtain a copy of all or a portion of the Protected Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Protected Communications to the extent necessary to comply with any such order.

9.16          Dispute Resolution. Any and all Actions, complaints, disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.16) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.16. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that

40

the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Denver, Colorado, and the language of the arbitration shall be English.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

41

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

HMTF MERGER SUB INC.

By:	/s/Corey Wiegand
Name:	Corey Wiegand
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

42

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Parent:

HOME TREASURE FINDERS, INC.
By:	/s/Corey Wiegand
Name:	Corey Wiegand
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

43

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

The Company:

ENERGY HUNTER RESOURCES, INC.

By:	/s/Gary Evans
Name:	Gary C. Evans
Title:	Chief Executive Officer

44

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers’ Representative:

/s/ Gary C. Evans
Gary C. Evans

45

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:
SATELLITE OVERSEAS HOLDINGS, LTD.

/s/ Dr. Rajiv Modi
Dr. Rajiv Modi, Trustee

46

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Gary C. Evans
Gary C. Evans

47

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:
MCNICOLL & CO. LLC

/s/ Patrice McNicoll
Patrice McNicoll, Managing Member

48

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:
HFG CAPITAL INVESTMENTS, LLC

/s/ Kevin B. Halter, Jr.
Kevin B. Halter, Jr.
President

49

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

]Sellers:
Kingsly Management LLC

/s/ Seth Appel
Seth Appel, Authorized Signatory

50

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Dial M. Dunkin
Dial M. Dunkin

51

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Joe L. McLaugherty
Joe L. McLaugherty

52

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:
Larson Energy LLC

/s/Greg Jessup
Greg Jessup, Authorized Signatory

53

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/Greg Jessup
Greg Jessup

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:
MARK J. MURTAUGH REVOCABLE FAMILY TRUSTc

/s/ Mark Murtaugh
Mark Murtaugh, Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Michael McManus
Michael A. McManus

54

Exhibit A

Definitions

Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Exchange Act.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including but not limited to the Wiegand Purchase Documents, Parent Contingent Earnout Documents, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Seattle, Washington or San Francisco, California.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Commercial Lease Default” means the tenant lease default that occurred in Spring 2019 in connection with that certain Commercial Lease Agreement, dated as of September 1, 2015, for the lease of 4440 Garfield St, Denver Co 80216, between the Parent and Grand Traverse Holdings, LLC.

“Confidential Information” means any information concerning the business and affairs of the Company that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

A1

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement, including the Company Disclosure Schedules and the Buyer Disclosure Schedules.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means common law fraud, including the element of scienter, or an intentional misrepresentation with respect to the representations and warranties contained in this Agreement or an Ancillary Agreement. For avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

A2

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of the a Person, including indebtedness under any bank credit agreement and any other related agreements and all obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of a Person for the reimbursement of any obligor on any line or letter of credit banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of a Person issued or assumed for deferred purchase price payments (other than trade payables in the Ordinary Course of Business), (d) all obligations of a Person under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by a Person, whether periodically or upon the happening of a contingency, (f) all obligations of a Person secured by a Lien (other than a Permitted Lien ) on any asset of such Person or any Affiliate, whether or not such obligation is assumed by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, notwithstanding the foregoing, Indebtedness shall not include any item included in the calculation of (i) Net Working Capital and (ii) Transaction Expenses.

“Independent Expert” means a Person independent with respect to the Parties (i.e., no prior material business relationship with any party for the prior two (2) years) or otherwise does not promptly accept its engagement, another mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized nationally (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if Buyer and the Sellers’ Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either Buyer or the

2

f

Sellers’ Representative may require, by written notice to the other, that the Independent Expert be selected by the Wilmington Regional Offi ce of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The Parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.5.

“Intellectual Property” means rights in all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; and (g) rights of publicity and privacy, and moral rights.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Seller Parties, the actual present knowledge of a particular matter by any Seller or any executive officer or director of the Company, and the knowledge that any such Person would reasonably be expected to have if diligently performing their duties on behalf of the Company; (ii) with respect to any Seller shall mean the actual present knowledge of a particular matter by such Seller; and (iii) with respect to Buyer Parties, the actual present knowledge of a particular matter by any of the directors or executive officers of Parent, without independent inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Business” means the real estate sales and property management business described in Item 1. Description of Business contained in the Parent’s annual report on Form 10-K for fiscal year ended December 31, 2018, as filed with the SEC, and all related sales training materials, copyrights, trademarks, and trade names currently in use in connection with the Legacy Business. For the avoidance of doubt, Legacy Business shall not include (i) the commercial real estate for cannabis or hemp business or (ii) or any real or Personal Property owned by the company.

“LEP Deed of Trust” means that certain Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement, dated as of March 1, 2019 granted by the Company to Glynn D. Nance, Jr for the benefit of Lubbock Energy Partners LLC.

“LEP Note” means that certain Limited Recourse Promissory Note, dated as of March 1, 2019, made by the Company for the benefit of Lubbock Energy Partners LLC.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

3

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to any Party, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of such Party or (b) does or would reasonably be expected to materially impair or delay the ability of such Party to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Company or Parent, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or AZinterpretation thereof, (D) the industries in which the Company or Parent primarily operate and not specifically relating to the Company or Parent, (E) a natural disaster or the worsening thereof, and (F) the public announcement, pendency or completion of the transactions contemplated hereby (provided, that in the cases of clauses (A) through (E), the Company or Parent is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company or Parent).

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Company.

“Parent Common Stock” means the common stock of the Parent, no par value.

“Parent Series A Convertible Preferred” means that certain convertible preferred stock to be issued by the Parent in exchange for the Purchased Shares having the rights, interests, and obligations set forth in the Form of Series A Convertible Preferred Certificate of Designations attached hereto as Exhibit B.

4

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; (b) Liens for current taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding for which adequate reserves have been established; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) Liens with respect to any Indebtedness, only to the extent such liens described in this clause (d) are released in connection with and prior to the Closing; and (e) licenses entered into in the Ordinary Course of Business.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Company’s business.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“SOHL” means Satellite Overseas (Holdings) Limited.

5

“SOHL Note” means that certain Senior Secured Promissory Note, dated as of March 31, 2017, made by the Company for the benefit of SOHL, as amended.

“SOHL Deed of Trust” means that certain Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement, and Financing Statement, dated as of April 3, 2017 granted by the Company to Kareem Hajjar for the benefit of SOHL.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

6

Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	9.16	Indemnitee	8.4(a)
AAA Procedures	9.16	Indemnitor	8.4(a)
Agreement	Preamble	Interim Period	5.2(a)
Bank Account	3.22	Leased Premises	3.11
Basket	8.5	Leases	3.11
Buyer	Preamble	Legacy Purchase Price	6.1(d)
Buyer Parties Disclosure Schedules	ARTICLE IV	Loss	9.2
Buyer Indemnified Parties	8.2	Merger	Recitals
Closing Date	2.1	Noncompliance Period	2.5
Closing Press Release	5.6(b)	DM	9.15
Company	Preamble	Outside Date	7.1(b)
Company Disclosure Schedules	ARTICLE III	Parent	Preamble
Covered Parent SEC Disclosure	ARTICLE IV	Parent Balance Sheet	4.8
DGCL	Recitals	Parent Contingent Earnout Documents	6.1(e)
Dispute	9.16	Parent SEC Documents	4.8
Expenses	8.3	Parent Series A Convertible Preferred	Recitals
Federal Securities Laws	5.7	Parent Stockholder Approval	4.11
Financial Statements	3.7	Party, Parties	Preamble
Indemnification Cap	8.5	Protected Communications	9.15
		Purchase Price	1.2
		Purchased Shares	1.1
		Related Person	4.23
		Resolution Period	9.16
		Sample Period	6.1(d)
		Section 409A Plan	3.19(e)
		Seller Indemnified Parties	8.3
		Seller Parties	Preamble
		Sellers’ Representative	9.14
		Sellers	Preamble
		Signing Filing	5.6(b)
		Signing Press Release	5.6(b)
		Survival Date	8.1
		VWAP	6.1(d)
		Wiegand	6.1(d)
		Wiegand Purchase Price	6.1(d)
		Yang Note	6.1(g)